Exhibit 10.8

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BOSTON HOTEL COMPANY, L.L.C.

a Delaware limited liability company

AND

CHESAPEAKE LODGING, L.P.

a Delaware limited partnership

DATED AS OF MARCH 18, 2010

HYATT REGENCY BOSTON

One Avenue de Lafayette

Boston, MA

LIST OF EXHIBITS

Exhibit A	Earnest Money Escrow Agreement

Exhibit B	Quitclaim Deed

Exhibit C	Bill of Sale

Exhibit D	Assignment and Assumption of Leases and Contracts

Exhibit E	Assignment and Assumption of Intangibles

LIST OF SCHEDULES

Schedule 1.1	Environmental Reports

Schedule 2.1(a)	Legal Description of the Land

Schedule 4.1(c)	Due Diligence Deliveries

Schedule 5.1(c)	Consents and Approvals; No Conflicts

Schedule 5.1(d)	Title to Personal Property

Schedule 5.1(f)	Litigation

Schedule 5.1(g)	Employment Agreements/Employment Litigation

Schedule 5.1(i)	Licenses and Permits

Schedule 5.1(j)	Tenant Leases

Schedule 5.1(k)	Material Contracts

Schedule 5.1(m)	Bookings

Schedule 5.1(n)	Insurance

Schedule 5.1(r)	Taxes

Schedule 10.1(o)	2010 Capital Expenditures

Schedule 15.13	Payments to Former Employees

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of March, 2010 (the “Effective Date”), by and between Boston Hotel Company, L.L.C., a Delaware limited liability company (“Seller”), and Chesapeake Lodging, L.P. a Delaware limited partnership (“Purchaser”). (Seller and Purchaser are sometimes referred to herein individually as a “Party,” and collectively as the “Parties”).

RECITALS

WHEREAS, Seller is the owner of the Property (as defined herein) relating to the hotel facility located at One Avenue de Lafayette, Boston, Massachusetts 02111, and commonly known as the Hyatt Regency Boston hotel (the “Hotel”).

WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.

“Accounts Receivable” means all amounts which Seller is entitled to receive from the operation of the Hotel, but are not paid as of the date preceding the Closing Date, including, without limitation, (i) charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel, and (ii) rents under the Tenant Leases.

“Accrued and Earned Vacation Pay” means the amount of salaries and wages which the Employees are entitled to receive (including all employment taxes with respect thereto) for any vacation days accrued by such Employees as of the time in question (computed at the rate of the salaries and wages earned by such Employees as of the time in question).

“Additional Deposit” has the meaning set forth in Section 3.3(a).

“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question, whether by the ownership of voting securities, contract or otherwise.

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, the New York Stock Exchange, Board of Fire Underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Attic Stock” has the meaning set forth in Section 2.1(l) of this Agreement.

“Bookings” has the meaning set forth in Section 2.1(m) of this Agreement.

“Business Day” means any day other than Saturday, Sunday or any federal legal holiday.

“Casualty” has the meaning set forth in Section 13.1(a) of this Agreement.

“Closing” has the meaning set forth in Section 9.1 of this Agreement.

“Closing Date” has the meaning set forth in Section 9.1 of this Agreement.

“Closing Documents” has the meaning set forth in Section 9.2 of this Agreement.

“Closing Escrow” has the meaning set forth in Section 9.2 of this Agreement.

“Closing Escrow Agreement” has the meaning set forth in Section 9.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Compensation” means all salaries and wages which the Employees are entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding or employer contributions under Applicable Law, any (i) bonus or incentive compensation; (ii) accrued and earned vacation days, sick days and personal days; and (iii) any health, welfare and other benefits provided to the Employees under the Seller Employee Plans, and employer contributions to, and amounts paid or accrued under, the Seller Employee Plans or Seller 401(k) Plan for the benefit of the Employees.

“Condemnation” has the meaning set forth in Section 13.2(a) of this Agreement.

“Confidential Information” has the meaning set forth in Section 7.1(a) of this Agreement.

“Contracts” means, collectively, the Equipment Leases and Operating Agreements.

“Cut-Off Time” has the meaning set forth in Section 10.1 of this Agreement.

“Due Diligence Contingency” has the meaning set forth in Section 4.1(a) of this Agreement.

“Due Diligence Period” means the period ending as of the date of this Agreement.

“Earnest Money” has the meaning set forth in Section 3.3(a) of this Agreement.

“Earnest Money Escrow” has the meaning set forth in Section 3.3(a) of this Agreement.

“Earnest Money Escrow Agreement” has the meaning set forth in Section 3.3(a) of this Agreement.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Employees” means all employees of Seller or Manager, or any of their Affiliates, who are employed full-time or part-time at the Hotel at the time in question.

“Employer” means the Seller, Manager or any of their Affiliates which employs the Employees.

“Employment Agreements” has the meaning set forth in Section 5.1(g)(i) of this Agreement.

“Environmental Claims” means all claims for reimbursement or remediation expense, abatement, removal, clean-up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, from or under the Real Property, or the violation of any Environmental Laws with respect to the Real Property.

“Environmental Laws” means any Applicable Laws regulating or relating to any Hazardous Materials including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (ii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (iii) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (v) the Clean Water Act, 33 U.S.C. § 1251 et seq., (vi) the Clean Air Act, 42 U.S.C. § 7401 et seq., (vii) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., (viii) the Safe Drinking Water Act, 42 U.S.C. § 803 et seq., (ix) the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., (x) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11001 et seq., (xi) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates exposure to Hazardous Materials), and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.

“Environmental Liabilities” means all liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Materials or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on the Real Property and whether or not arising from the operations or activities with respect to the Hotel, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Materials.

“Environmental Report” means collectively, the reports listed on Schedule 1.1 attached hereto and made a part hereof.

“Equipment Leases” has the meaning set forth in Section 2.1(h) of this Agreement.

“Escrow Agent” shall mean Comerica Bank 1031 Exchanges Services or the Title Company, as selected by Seller.

“Exchange Agreement” has the meaning set forth in Section 3.5 of this Agreement.

“Exchange Party” has the meaning set forth in Section 3.5 of this Agreement.

“Excluded Property” has the meaning set forth in Section 2.2 of this Agreement.

“F&B” has the meaning set forth in Section 2.1(e) of this Agreement.

“Failure to Cure Notice” Intentionally Deleted.

“FF&E” has the meaning set forth in Section 2.1(c) of this Agreement.

“Gold Passport® Program” shall mean Manager’s Gold Passport® Program.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Guest Ledger” means any and all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel.

“Hazardous Materials” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products, (excluding any substances of kinds and amounts ordinarily used or stored in similar properties for purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws) and any other material or substance which is defined as a “hazardous substance,” “hazardous waste,” “toxic waste” or “toxic substance” under any Environmental Laws.

“Hotel” has the meaning set forth in the Recitals.

“Hotel Management Agreement” has the meaning set forth in Section 8.1(c) of this Agreement.

“Improvements” has the meaning set forth in Section 2.1(b) of this Agreement.

“Indemnification Cap” has the meaning set forth in Section 14.3(b) of this Agreement.

“Indemnification Claim” has the meaning set forth in Section 14.4(a) of this Agreement.

“Indemnification Deductible” has the meaning set forth in Section 14.3(b) of this Agreement.

“Indemnitee” has the meaning set forth in Section 14.4(a) of this Agreement.

“Indemnitor” has the meaning set forth in Section 14.4(a) of this Agreement.

“Initial Deposit” has the meaning set forth in Section 3.3(a) of this Agreement.

“Inspections” has the meaning set forth in Section 4.1(b) of this Agreement.

“Intangible Property” has the meaning set forth in Section 2.1(k) of this Agreement.

“Inventoried Baggage” has the meaning set forth in Section 11.3 of this Agreement.

“Inventoried Safe Deposit Boxes” has the meaning set forth in Section 11.2 of this Agreement.

“Knowledge” means (i) with respect to Seller, the actual knowledge of Tiffany A. Leadbetter, Steve Sokal, or Phillip Stamm, and expressly excluding the knowledge of any other shareholder, trustee, partner, member, director, officer, manager, employee, agent or representative of Seller or any of its respective Affiliates, and (ii) with respect to Purchaser, (A) the actual knowledge of D. Rick Adams and expressly excluding the knowledge of any other shareholder, trustee, partner, member, director, officer, manager, employee, agent or representative of Purchaser, (B) any matter disclosed in any exhibits or schedules to this Agreement, (C) any matter disclosed in any Seller Due Diligence Materials or any other documents or materials provided by Seller to Purchaser prior to Closing, (D) any matter disclosed in the Purchaser Due Diligence Reports or by the Inspections and (E) any matter disclosed by Seller pursuant to an amendment to Seller’s representations, warranties or schedules in accordance with Section 5.3 of this Agreement.

“Land” has the meaning set forth in Section 2.1(a) of this Agreement.

“Licenses and Permits” has the meaning set forth in Section 2.1(j) of this Agreement.

“Liquor License” has the meaning set forth in Section 7.3 of this Agreement.

“Losses” means, with respect to the Person in question, any liability, damage, loss, cost or expense, including, without limitation, reasonable attorneys fees and expenses and court costs, incurred by such Person.

“Management Agreement” has the meaning set forth in Section 2.2(d) of this Agreement.

“Manager” means Hyatt Corporation, a Delaware corporation.

“Material Casualty” has the meaning set forth in Section 13.1(a) of this Agreement.

“Material Condemnation” has the meaning set forth in Section 13.2(a) of this Agreement.

“Material Contract” means any Contract requiring aggregate annual payments in excess of Ten Thousand Dollars ($10,000) for any year during the term of such Contract.

“Mutual Closing Conditions” has the meaning set forth in Section 8.1 of this Agreement.

“Non-Inventoried Safe Deposit Boxes” has the meaning set forth in Section 11.2 of this Agreement.

“Notice” has the meaning set forth in Section 15.1(a) of this Agreement.

“Older Accounts Receivable” has the meaning set forth in Section 10.2(b) of this Agreement.

“Operating Agreements” has the meaning set forth in Section 2.1(i) of this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practices for the operation, maintenance and repair of the Real Property and the tangible Personal Property.

“Permitted Exceptions” has the meaning set forth in Section 4.2(c) of this Agreement.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means the Property other than the Real Property.

“Plans and Specifications” has the meaning set forth in Section 2.1(o).

“Property” has the meaning set forth in Section 2.1 of this Agreement.

“Proprietary Property” has the meaning set forth in Section 2.2(b) of this Agreement.

“Prorations” has the meaning set forth in Section 10.1 of this Agreement.

“Prorations Date” means March 1, 2010, the date as of which all Prorations shall be calculated, as more particularly set forth in this Agreement.

“Protected Marks” shall mean those logos, trademarks, trade names, copyrights, service marks and other intellectual property owned by Manager or any Affiliate thereof (or otherwise used by Manager or any Affiliate thereof in the operation of Manager hotels), whether or not used in connection with the operation of the Hotel.

“Protected Names” shall mean the names “Hyatt” and “Regency” and any other name that includes the word “Hyatt” (such as, for example and without limitation, “Hyatt Regency” or “Grand Hyatt” or “Park Hyatt”) either alone or in conjunction with another word or words or any other name used in the operation of other hotels and resorts owned, operated or licensed by Manager or any Affiliate thereof, including, without limitation, “Gold Passport®” or “Andaz.”

“Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

“Purchaser Closing Conditions” has the meaning set forth in Section 8.2 of this Agreement.

“Purchaser Default” has the meaning set forth in Section 12.2 of this Agreement.

“Purchaser Due Diligence Reports” has the meaning set forth in Section 4.1(d) of this Agreement.

“Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, directors, officers, employees and agents, and the successors, assigns, heirs and legal representatives of each of the foregoing.

“Purchaser’s Inspectors” has the meaning set forth in Section 4.1(b) of this Agreement.

“Real Property” has the meaning set forth in Section 2.1(b) of this Agreement.

“Retail Merchandise” has the meaning set forth in Section 2.1(f) of this Agreement.

“Seller 401(k) Plan” shall mean any Seller Employee Plan maintained pursuant to Section 401(k) of the Code.

“Seller Closing Conditions” has the meaning set forth in Section 8.3 of this Agreement.

“Seller Default” has the meaning set forth in Section 12.1 of this Agreement.

“Seller Due Diligence Materials” has the meaning set forth in Section 4.1(c) of this Agreement.

“Seller Employee Plans” means all plans and programs maintained by or on behalf of Seller for the health, welfare or benefit of any Employees and/or their spouses, dependents or other qualified beneficiaries, including, without limitation, any multi-employer plans to which Seller contributes, including without limitation, the Seller 401(k) Plan.

“Seller Indemnitees” means Seller, Manager, Employer and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, directors, officers, employees and agents, and the successors, assigns, heirs and legal representatives of each of the foregoing.

“Seller Retained Liabilities” has the meaning set forth in Section 14.1 of this Agreement.

“Seller’s Possession” means in the physical possession of any officer or employee of Seller, Manager or any of their Affiliates who has direct or supervisory responsibility for the operation of the Hotel; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any such documents or materials that are legally privileged or constitute attorney work product.

“Settlement Statement” has the meaning set forth in Section 11.1 of this Agreement.

“Supplies” has the meaning set forth in Section 2.1(d) of this Agreement.

“Survey” has the meaning set forth in Section 4.2(b) of this Agreement.

“Survey Defects” has the meaning set forth in Section 4.2(c) of this Agreement.

“Survival Period” has the meaning set forth in Section 14.3(a) of this Agreement.

“Tax-Free Exchange” has the meaning set forth in Section 3.5 of this Agreement.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, excise, severance, stamp, payroll, employment, withholding, social security, unemployment, disability, vault, ad valorem, assessments, value added or other tax, assessments, levies, charges or fees of any kind whatsoever imposed on Seller or the Property or any portion thereof by any Governmental Authority, including, without limitation, any interest, penalty, or addition thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate or gift tax, or (ii) transfer or similar taxes incurred with respect to the transaction contemplated in this Agreement.

“Tenant Leases” has the meaning set forth in Section 2.1(g) of this Agreement.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against such Person by any other Person which is not an Affiliate of such Person.

“Title Commitment” has the meaning set forth in Section 4.2(a) of this Agreement.

“Title Company” means Terra Nova Title & Settlement Services.

“Title Exceptions” has the meaning set forth in Section 4.2(c) of this Agreement.

“Title Objection Letter” has the meaning set forth in Section 4.2(c) of this Agreement.

“Title Policy” has the meaning set forth in Section 8.2(d) of this Agreement.

“Trade Payables” has the meaning set forth in Section 10.1(l) of this Agreement.

“Unpermitted Exceptions” has the meaning set forth in Section 4.2(c) of this Agreement.

ARTICLE II.

DESCRIPTION OF THE PROPERTY; EXCLUDED PROPERTY

Section 2.1 Description of the Property. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to the property and assets set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively, the “Property”):

(a) Land. The land and air rights described in Schedule 2.1(a), together with all appurtenant easements and any other rights and interests appurtenant thereto (the “Land”);

(b) Improvements. All buildings, structures and improvements located on, under or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);

(c) FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, vehicles, appliances, computer hardware, art work and other items of tangible personal property which are located at the Hotel and used exclusively in the operation of the Hotel, or ordered for future use at the Hotel as of the Closing, other than the Supplies, F&B and Retail Merchandise (the “FF&E”);

(d) Supplies. Subject to Section 10.1(n) of this Agreement, all china, glassware, silverware; linens; uniforms; engineering, maintenance, cleaning and housekeeping supplies; matches and ashtrays; soap and other toiletries; stationery, menus and other printed materials; and all other similar materials and supplies, which are located at the Hotel or ordered for future use at the Hotel as of the Closing (the “Supplies”);

(e) Food and Beverage. Subject to Section 10.1(i) of this Agreement, all food and beverages which are located at the Hotel (whether opened or unopened, except for food items sold as retail merchandise), or ordered for future use at the Hotel as of the Closing, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “F&B”);

(f) Retail Merchandise. Subject to Section 10.1(i) of this Agreement, all merchandise located at the Hotel, including, without limitation, any gift shop, pro shop or newsstand maintained by Seller or Manager, and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Closing , but expressly excluding the F&B (the “Retail Merchandise”);

(g) Tenant Leases. All leases, subleases, licenses, concessions and similar agreements granting a real property interest to any other Person for the use or occupancy of any portion of the Real Property, other than the Management Agreement and Bookings (the “Tenant Leases”), together with all security deposits held by Seller thereunder, to the extent such Tenant Leases and security deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (if obtainable at no cost to Seller);

(h) Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel and used in the operation of the Hotel which are held by or on behalf of Seller other than the items identified as “Terminated Contracts” on Schedule 5.1(k) (the “Equipment Leases”), together with all deposits made thereunder, to the extent such Equipment Leases and deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (if obtainable at no cost to Seller);

(i) Operating Agreements. All maintenance, service and supply contracts, credit card service agreements, and all other contracts and agreements which are held by or on behalf of Seller in connection with the operation of the Hotel, other than the Tenant Leases, Equipment Leases, Licenses and Permits and the items identified as “Terminated Contracts” on Schedule 5.1(k) (the “Operating Agreements”), together with all deposits made or held by Seller thereunder, to the extent such Operating Agreements and deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (if obtainable at no cost to Seller);

(j) Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates of any Governmental Authority held by Seller and used in connection with the construction, ownership, occupancy or operation of the Hotel excluding the Liquor License (the “Licenses and Permits”), together with any deposits made by Seller thereunder, to the extent such Licenses and Permits and deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (if obtainable at no cost to Seller);

(k) Intangible Property. All of the following owned by, issued to or licensed to Seller and used in connection with the operation of the Hotel to the extent Seller’s rights and interests therein are transferable: warranties and guaranties held by Seller pursuant to any Contracts or with respect to any Improvements or Personal Property (the “Intangible Property”);

(l) Attic Stock. Subject to Section 10.1(n) of this Agreement, all FF&E in storage intended as replacement FF&E (the “Attic Stock”);

(m) Bookings. All bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Hotel that are listed on Schedule 5.1(m) (the “Bookings”), together with all deposits held by Seller with respect thereto and any and all books, records and contracts related thereto; and

(n) Guest Ledger, Cash and Certain Accounts Receivable. That portion of Accounts Receivable comprised by the Guest Ledger as set forth in Section 10.2(a), that portion of Accounts Receivable subject to Section 10.2(b) but not including Older Accounts Receivable, and all cash on hand or on deposit in any house bank at the Hotel as set forth in Section 10.1(m).

(o) Plans and Specifications. All plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Hotel or in Seller’s Possession which relate exclusively to the Hotel, to the extent the same are transferable at no cost to Seller (the “Plans and Specifications”)

Section 2.2 Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) are excluded from the Property:

(a) Cash. Subject to Section 10.1(m) and except for deposits expressly included in Section 2.1, all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership or operation of the Hotel together with any and all credit card charges, checks and other instruments which Seller has submitted for payment as of the Closing.

(b) Proprietary Property. (i) all software from time to time owned by, or leased or licensed on an exclusive basis to, Manager or Manager’s Affiliates, including, without limitation, any centralized system, including, without limitation, the reservation system, property management system and e-mail, internet and internal computer network systems (including, without limitation, revisions or enhancements to otherwise commercially available software) together with related source and object codes, (ii) the Protected Names and Protected Marks and all depictions thereof, either graphic or verbal, (iii) copyrighted materials, (iv) operating handbooks (including employee manuals, training materials, user manuals, and maintenance procedures), (v) operating policies and procedures, (vi) reporting and budgeting formats, (vii) Manager’s (or any Affiliate’s) promotional materials, (viii) recipes, (ix) Gold Passport® members and member information, (x) customer information and customer contact lists for guests, patrons and groups patronizing this Property (other than guest information necessary to honor Bookings in accordance with the terms of this Agreement), (xi) data and information on potential guests or groups, not otherwise guests or groups patronizing the Hotel, (xii) financial records of Manager, Seller and their respective Affiliates and all books and records of Manager, Seller or their respective Affiliates (excluding records and information necessary to honor Bookings in accordance with this Agreement, or otherwise relating to liabilities assumed by Purchaser in accordance with this Agreement), (xiii) information relating to other hotels leased, managed or operated by Manager, (xiv) information which Seller reasonably determines may not be disclosed by Seller or its Affiliates under applicable privacy or identity theft laws, and (xv) signs and other fixtures and personal property at the Hotel which bear any of the Protected Marks or the Protected Names ((i) through (xv) above, hereinafter collectively referred to as the “Proprietary Property”).

(c) Third-Party Property. Any fixtures or personal property owned by (i) the lessor under any Equipment Leases, (ii) the supplier or vendor under any other Contracts, (iii) the tenant under any Tenant Leases, (iv) the Manager, (v) any Employees, or (vi) any guests or customers of the Hotel.

(d) Management Agreement. That certain Management Agreement by and between Seller and Manager, dated February 17, 2009 (the “Management Agreement”), which shall be terminated by Seller at Closing.

(e) Insurance. Seller’s insurance relating to the Hotel, which shall be terminated by Seller as of the Closing, subject to any pending claims thereunder pursuant to Sections 13.1 or 13.2 of this Agreement.

(f) Telephone Exchange Numbers. Any and all direct dial telephone numbers for the Hotel.

(g) Contracts. All Contracts identified as “Terminated Contracts” on Schedule 5.1(k).

(h) Accounts Receivable. All Older Accounts Receivable.

ARTICLE III.

PURCHASE PRICE; EARNEST MONEY; LIKE-KIND EXCHANGE

Section 3.1 Purchase Price. The purchase price for the Property is One Hundred and Twelve Million and no/100 Dollars ($112,000,000.00) (the “Purchase Price”) which shall be adjusted at Closing for the Prorations pursuant to Section 10.1, the Accounts Receivable pursuant to Section 10.2, and as otherwise expressly provided in this Agreement.

Section 3.2 Intentionally Deleted.

Section 3.3 Earnest Money.

(a) Earnest Money. Within one (1) Business Day after the Effective Date, Purchaser shall deposit with Escrow Agent the sum equal to $0 (0%) of the Purchase Price (the “Initial Deposit”). If Purchaser does not terminate this Agreement pursuant to the Due Diligence Contingency, Purchaser shall deposit with Escrow Agent an additional sum equal to $0 (0%) of the Purchase Price prior to the expiration of the Due Diligence Period (the “Additional Deposit”; the term “Earnest Money” shall refer to the Initial Deposit from the date of this Agreement until the expiration of the Due Diligence Period, and shall refer to the Initial Deposit and Additional Deposit collectively from and after the expiration of the Due Diligence Period), and the Earnest Money shall be non-refundable to Purchaser, except as otherwise expressly provided in this Agreement. The Earnest Money shall be held by Escrow Agent in escrow (the “Earnest Money Escrow”) pursuant to the escrow agreement in the form attached hereto as Exhibit A, to be entered into among Seller, Purchaser and Escrow Agent (the “Earnest Money Escrow Agreement”), and delivered to Escrow Agent concurrently with the Initial Deposit.

(b) Investment of Earnest Money. The Earnest Money shall be invested in any investments approved by Seller and Purchaser in writing in accordance with the Earnest Money Escrow Agreement, and all interest and other amounts earned on the Earnest Money shall be deemed additional Earnest Money. All fees, costs and expenses of the Earnest Money Escrow shall be shared equally between Seller and Purchaser, except that Purchaser shall pay any fees, costs or expenses with respect to the investment of the Earnest Money and Purchaser shall bear the risk of loss of the Earnest Money.

(c) Disbursement of Earnest Money. At Closing, Purchaser shall cause Escrow Agent to disburse the Earnest Money to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money disbursed to Seller, or if this Agreement is terminated, the Earnest Money shall be disbursed by Escrow Agent to Seller or Purchaser in accordance with the terms of this Agreement and the Earnest Money Escrow Agreement.

Section 3.4 Payment of Purchase Price. At Closing, Purchaser shall pay to Seller by wire transfer of immediately available funds an amount equal to the Purchase Price (as adjusted pursuant to Section 3.1) less the Earnest Money disbursed to Seller. Purchaser shall cause the wire transfer of funds to be received by Seller no later than 1:00 p.m. (Eastern Time) (time is of the essence).

Section 3.5 Like-Kind Exchange. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that Seller shall have the right at Closing, in lieu of receiving the Purchase Price for the sale of the Property, to exchange the Property in a transaction intended to qualify as a tax-free exchange under Section 1031 of the Code (the “Tax-Free Exchange”). If Seller elects to effect a Tax-Free Exchange pursuant to this Section 3.5, Seller shall provide written notice to Purchaser prior to Closing, in which case Seller shall enter into an exchange agreement and other exchange documents with a “qualified intermediary” (as defined in Treas. Reg. § 1.1031(k)-1(g)(4)) (the “Exchange Party”) pursuant to the Exchange Party’s standard form of such exchange documents (the “Exchange Agreement”), pursuant to which Seller shall assign all of its right, title and interest under this Agreement to the Exchange Party; provided, however, (i) that such assignment shall not relieve Seller of any of its obligations under this Agreement , (ii) Seller shall save, protect, defend, indemnify and hold the Purchaser Indemnitees harmless from any and all additional costs, liabilities or expenses as a result of such Tax-Free Exchange and such indemnification shall not be subject to the limitation of Section 14.3(b) of this Agreement, (iii) Seller shall remain liable for any of its obligations under this Agreement, (iv) such exchange shall not cause or result in any delay of the Closing, and (v) Purchaser shall not be obligated to take title to any other property in connection with such exchange. Purchaser shall execute and deliver such documents as may be reasonably required to complete the transactions contemplated by the Tax-Free Exchange which are in form and substance reasonably acceptable to Purchaser, and otherwise cooperate with Seller in all reasonable respects to effect the Tax-Free Exchange. Purchaser agrees that if Seller elects to effect a Tax-Free Exchange pursuant to this Section 3.5, the Earnest Money shall be deposited with or transferred to the Exchange Party pursuant to the Exchange Agreement, subject to the same terms applicable thereto under the Earnest Money Escrow Agreement. Notwithstanding the foregoing in this Section 3.5, the Tax-Free Exchange shall not diminish Purchaser’s rights, nor increase Purchaser’s obligations, under this Agreement. Seller shall pay for all fees, costs and expenses in connection with the Tax-Free Exchange.

Section 3.6 Independent Contract Consideration. Contemporaneously with the execution of this Agreement, Purchaser shall deliver to Seller a check in the amount of $100 (the “Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for the Seller’s grant to Purchaser of Purchaser’s right to purchase the Property pursuant to the terms hereof and for Seller’s execution, delivery and performance of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable under any circumstances and will be retained by Seller notwithstanding any other provisions of this Agreement.

ARTICLE IV.

DUE DILIGENCE; TITLE AND SURVEY

Section 4.1 Due Diligence.

(a) Due Diligence Contingency. Purchaser has completed all of its due diligence prior to the Effective Date. There is no due diligence contingency to this Agreement. Any additional inspections that Purchaser may elect to undertake pursuant to this Agreement are for its own information, but do not give rise to any right to terminate this Agreement or give rise to any condition to Closing not otherwise explicitly set forth herein.

(b) Due Diligence Inspections. Purchaser, through its employees, contractors, consultants, agents and representatives (“Purchaser’s Inspectors”), shall have the right to perform such examinations, tests, investigations and studies of the Property (the “Inspections”) as Purchaser reasonably deems advisable, in accordance with this Section 4.1, and Seller shall provide reasonable access to the Property for Purchaser’s Inspectors to perform the Inspections; provided, however, that (i) Purchaser shall provide Seller with at least one (1) Business Day prior written notice of each of the Inspections; (ii) Purchaser and its inspectors shall be accompanied by an employee, agent or representative of Seller; (iii) the Inspections shall be conducted by Purchaser’s Inspectors on a Business Day between 10:00 a.m. and 5:00 p.m. (Eastern Time); (iv) Purchaser’s Inspectors shall not perform any drilling, coring or other invasive testing, without Seller’s prior written consent (which consent may be withheld in Seller’s sole discretion) and (v) the Inspections shall not unreasonably interfere with the operations of the Hotel, and Purchaser’s Inspectors shall comply with Seller’s requests with respect to the Inspections to minimize such interference.

(c) Seller’s Due Diligence Materials. Purchaser acknowledges receipt of the due diligence materials set forth on Schedule 4.1(c). Seller shall provide to Purchaser promptly upon request by Purchaser such additional due diligence materials in Seller’s Possession relating to the Property which are reasonably requested by Purchaser, and Purchaser agrees to acknowledge in writing, upon Seller’s request, the receipt of any due diligence documents or materials delivered to Purchaser. (All due diligence documents and materials provided by Seller to Purchaser pursuant to this Agreement are referred to collectively herein as the “Seller Due Diligence Materials”.)

(d) Purchaser’s Due Diligence Reports. If requested by Seller, Purchaser shall provide a copy to Seller of all final studies, reports, and assessments prepared by any Person for or on behalf of Purchaser (other than any internal studies, reports and assessments or other privileged information prepared by any of Purchaser’s employees, attorneys, investors, bankers or accountants) in connection with the Inspections (the “Purchaser Due Diligence Reports”), and if also requested by Seller, at Seller’s sole cost and expense, Purchaser shall use commercially reasonable efforts to obtain an original of any such Purchaser Due Diligence Reports for Seller, together with a reliance letter from such Person in favor of Seller. This Section 4.1(d) shall survive the termination of this Agreement.

(e) Release and Indemnification. Purchaser shall, at its cost and expense, repair any damage to the Property or any other property owned by a Person other than Purchaser arising from or in connection with the Inspections, and restore the Property or such other third-party property to the same condition as existed prior to such Inspections. Purchaser hereby releases the Seller Indemnitees for any Losses incurred by any Purchaser Indemnitees arising from or in connection with the Inspections, except to the extent resulting from Seller’s gross negligence or intentional misconduct. Purchaser shall indemnify the Seller Indemnitees from and against any Losses incurred by any Seller Indemnitees arising from or in connection with the Inspections, except to the extent resulting from Seller’s gross negligence or intentional misconduct. Purchaser shall in no event be responsible under this Section 4(e) for any condition already existing on the Property at the time of the Inspections, except and only to the extent that Purchaser or the Inspections exacerbate such existing condition. This Section 4.1(e) shall survive the termination of this Agreement and the Closing.

(f) Liens. Purchaser shall not permit any mechanics’ or materialmen’s liens to be filed against the Real Property as a result of the Inspection or of any of Purchaser’s Inspectors activities on or with respect to the Real Property, including but not limited to, with respect to any labor or materials furnished to the Real Property at Purchaser’s or Purchaser’s Inspectors’ insistence or request. If any such lien is filed against the Real Property, Purchaser shall cause the same to be promptly discharged of record and, to the extent not fully discharged of record, any such lien shall be a Permitted Exception to which the Purchaser agrees to accept the conveyance of title to the Real Property for the purposes of this Agreement. If Purchaser fails to have any such lien removed of record or post a bond or other security reasonably acceptable to Seller within thirty (30) days following written notice from Seller, then Seller may cause the same to be removed of record and recover from Purchaser all reasonable out-of-pocket costs and expenses incurred by Seller in connection therewith. Purchaser shall indemnify, hold harmless and defend Seller, Manager and the Real Property from and against any and all such liens. This Section 4.1(f) shall survive the termination of this Agreement.

(g) Compliance with Laws. Purchaser, at its own expense, shall comply in all material respects (and shall cause each of Purchaser’s Inspectors to comply in all material respects) with all applicable laws, regulations, rules, and orders with respect to the Inspections and with respect to their activities on or about the Real Property including, without limitation, those relating to health, safety, noise, environmental protection, waste disposal, water and air quality, and worker occupational health and safety, and shall furnish to Seller reasonable evidence of such compliance upon request.

(h) Insurance.

(i) With respect to any activities on or about the Real Property, Purchaser shall, at its expense, maintain and furnish or cause Purchaser’s Inspectors to maintain and furnish evidence of insurance naming Seller and Hyatt Corporation as an additional insured thereunder, written through an insurance company licensed to do business in the State of Massachusetts having a rating of at least “A” by A.M. Best Company, evidencing current worker’s compensation insurance meeting the legally mandated limits of coverage as well as commercial general liability insurance on an occurrence basis with coverage limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence for personal liability (including bodily injury and death) and not less than One Million Dollars ($1,000,000) per occurrence for property damage and with endorsements (copies to be provided to Seller) providing that such coverages are primary and evidencing contractual liability insurance that covers Purchaser’s indemnity obligations under this Agreement.

(ii) A properly completed certificate of insurance executed by an authorized representative of the insurer or insurers or a certified copy of the policy or policies, evidencing compliance with the above requirements and providing that not less than thirty (30) days prior written notice will be provided to Seller before any cancellation of coverage, shall be delivered to Seller prior to entry upon the Real Property by Purchaser or any of Purchaser’s Inspectors. In any event, Purchaser shall cause Seller and Hyatt Corporation to be named as an additional insured under all insurance coverages afforded Purchaser by any and all of Purchaser’s Inspectors with respect to the performance of the Inspections.

Section 4.2 Title and Survey.

(a) Title Commitment. Purchaser acknowledges receipt of an ALTA owner’s title insurance commitment from the Title Company, with an effective date of November 20, 2009 for the Real Property, together with a copy of all documents referenced therein (the “Title Commitment”).

(b) Survey. Purchaser acknowledges receipt of the ALTA/ACSM Land Title Survey, prepared by Merlyn J. Jenkins & Associates, Inc. (the “Survey”).

(c) Identification of Unpermitted Exceptions. Purchaser has reviewed (i) the Title Commitment and has identified those exceptions to title that are not acceptable to Purchaser (the “Title Exceptions”), and (ii) the Survey and has identified those survey defects that are not acceptable to Purchaser (the “Survey Defects”), and has provided written notice to Seller of Purchaser’s objections to Title Exceptions and Survey Defects (the “Title Objection Letter”) prior to the Effective Date. The Title Exceptions and Survey Defects set forth in any Title Objection Letter are referred to collectively herein as the “Unpermitted Exceptions”, a copy of which is attached as Exhibit G. All (i) real estate taxes and assessments not due and payable as of the Closing Date, (ii) Title Exceptions disclosed in the Title Commitment and all matters disclosed on the Survey, that are not objected to by Purchaser in any Title Objection Letter, (iii) all Tenant Leases, and (iv) all liens and encumbrances created by Purchaser are referred to collectively herein as the “Permitted Exceptions”.

(d) Removal of Unpermitted Exceptions. Seller agrees to use commercially reasonable efforts to cure the Unpermitted Exceptions by removing such Unpermitted Exception from title or causing the Title Company to waive or commit to insure over such Unpermitted Exception at any time prior to Closing. If, despite the use of commercially reasonable efforts Seller is not able to cure any Unpermitted Exception(s) at or prior to Closing, Purchaser shall have the option to (i) terminate this Agreement (subject to Purchaser’s satisfaction of its obligations under Sections 4.1(d), 4.1(e) and 7.1(b)) and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to Closing under this Agreement and accept title to the Real Property, subject to such uncured Unpermitted Exception(s) (which shall thereafter be deemed to be Permitted Exceptions), without any credit against the Purchase Price for any such uncured Unpermitted Exception(s). For purposes of this Section 4.2(d), “commercially reasonable efforts” shall mean undertaking such ministerial efforts involving minor administrative costs, such as obtaining recordable discharges of old, previously paid-off mortgages, but shall not include (i) payment of consideration to any third party in connection with the removal of an Unpermitted Exception, (ii) the obligation to negotiate with or make any request of any public or quasi-public entity or agency or (iii) the incurring of any material expense.

(e) Other Title Company. If the Title Company does not agree to remove, waive or insure over any Unpermitted Exception(s), but another nationally recognized, financially sound title insurance company is willing to issue the Title Policy without such Unpermitted Exception(s), then Seller shall have the right to obtain, and Purchaser shall accept, a Title Policy from such other title insurance company which otherwise shall satisfy the requirements of Section 8.2(d) (in which case the term “Title Company” shall be deemed to refer to such other title insurance company, and term “Escrow Agent” shall be deemed to refer to the escrow agent of such other title insurance company for all purposes in this Agreement).

(f) Extension of Closing Date. If Seller is unable to cure any Unpermitted Exceptions prior to Closing, Seller shall have the right to postpone the Closing and extend the Closing Date for up to thirty (30) days by providing written notice to Purchaser no later than three (3) Business Days prior to the originally scheduled Closing Date.

ARTICLE V.

SELLER’S REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction contemplated herein, Seller hereby makes the representations and warranties in this Section 5.1, subject to the limitations set forth in Sections 5.2, 5.3 and 5.4, upon which Seller acknowledges and agrees that Purchaser is entitled to rely.

(a) Organization and Power. Seller is duly formed or organized, validly existing, in good standing in the jurisdiction of its formation or organization, and is qualified to do business in the jurisdiction in which the Hotel is located, and has all requisite power and authority to own and operate the Hotel as currently owned and operated.

(b) Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by Seller under this Agreement, and to perform all obligations arising under this Agreement and such other documents, (ii) the execution by the undersigned on behalf of Seller, and the delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action on the part of Seller, and (iii) this Agreement and such other documents now or hereafter to be executed and delivered by Seller under this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent Purchaser itself is in default hereunder.

(c) Consents and Approvals; No Conflicts. Subject to the recordation of any Closing Documents as appropriate, the approval of any appropriate Governmental Authority in connection with the transfer of the Licenses and Permits, and except as disclosed in Schedule 5.1(c), (i) no filing with, and no permit, authorization, consent or approval of, any Governmental

Authority or other Person is necessary for the consummation by Seller of the transaction contemplated by this Agreement, except to the extent the failure to obtain such permit, authorization, consent or approval would not have a material adverse effect on the ownership or operation of the Hotel, and (ii) neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transaction contemplated under this Agreement, nor performance by Seller with any of the terms of this Agreement will: (A) violate any provision of Seller’s organizational or governing documents; (B) violate any Applicable Law to which Seller or the Property is subject; or (C) result in a violation or breach of, or constitute a default under any of the Material Contracts, except to the extent such violation, breach or default would not have a material adverse effect on the ownership or operation of the Hotel, or (D) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

(d) Title to Personal Property. Except as set forth in Schedule 5.1(d), Seller has good and valid title to all tangible Personal Property (other than the Excluded Property), which in each case shall be free and clear of all liens and encumbrances as of the Closing.

(e) Condemnation. Neither Seller nor Manager has received any written notice of any pending condemnation or other proceedings in eminent domain, and to Seller’s Knowledge, no such condemnation or eminent domain proceedings are threatened against Seller, Manager or the Property or any portion thereof.

(f) Litigation. Except with respect to Employees (which are addressed in Section 5.1(g)) and Environmental Claims (which are addressed in Section 5.1(h)), and as set forth in Schedule 5.1(f), neither Seller nor Manager has (i) been served with any court filing in any litigation with respect to the Property in which Seller or Manager is named a party, or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to the Property which has not been resolved, settled or dismissed.

(g) Employees.

(i) There are no employees of the Hotel other than the Employees. Neither Seller nor Manager is a party to any collective bargaining agreement with any labor union relating to Employees of the Hotel, and, except for the employment agreements set forth in Schedule 5.1(g) (the “Employment Agreements”), neither Seller nor Manager is a party to any written employment or compensation agreements with any of the Employees. Seller has made available to Purchaser a correct and complete copy of all Employment Agreements (including all amendments, modifications and other agreements with respect thereto).

(ii) Except as set forth in Schedule 5.1(g), neither Seller nor Manager has (A) been served with any court filing in any litigation with respect to the Employees in which Seller or Manager is a named party or (B) received written notice from any Employee, Governmental Authority or other Person making a formal charge, complaint, or request for a grievance or arbitration proceeding against Seller or Manager alleging a breach or default under any Employment Agreement or a violation of any Applicable Law relating to the employment of the Employees.

(h) Environmental Matters. Except as disclosed by the Environmental Report, to Seller’s Knowledge, neither Seller nor Manager has received any written notice from any Governmental Authority or other Person of any Environmental Claims or violation of any Environmental Laws with respect to the Real Property which has not been cured or dismissed.

(i) Licenses and Permits. Except as set forth in Schedule 5.1(i), Seller has made available to Purchaser a true and complete copy of the Licenses and Permits. Neither Seller nor Manager has received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits with respect to the Property that has not been cured or dismissed, or (ii) any failure by Seller or Manager to obtain any Licenses and Permits required for the Property that has not been cured or dismissed.

(j) Tenant Leases. Schedule 5.1(j) sets forth a correct and complete list of the Tenant Leases for the Hotel, and Seller has made available to Purchaser a true and complete copy of the Tenant Leases (including all amendments, modifications and other written agreements with respect thereto). Except as set forth in Schedule 5.1(j), neither Seller nor Manager has given or received any written notice of any breach or default under any of the Tenant Leases. To Seller’s Knowledge, the Tenant Leases are in full force and effect.

(k) Contracts. Schedule 5.1(k) sets forth a correct and complete list of the Material Contracts, and Seller has made available to Purchaser a true and complete copy of each of the Contracts (including all amendments, modifications and other written agreements with respect thereto). Except as set forth on Schedule 5.1(k), neither Seller nor Manager has given or received any written notice of any breach or default under any of the Material Contracts which has not been cured. To Seller’s Knowledge, the Material Contracts are in full force and effect.

(l) Management Agreements. Except for the Management Agreement, Seller is not a party to any management, franchise, license, concession or other agreement for the management or operation of the Hotel.

(m) Bookings. Schedule 5.1(m) sets forth a correct list of all Bookings for the Hotel as of the date of its preparation. Provided that Closing occurs on or before March 18, 2010, Schedule 5.1(m) will not need to be updated. If Closing occurs after March 18, 2010, Schedule 5.1(m) shall be updated to a date that is not earlier than ten (10 Business Days prior to Closing.

(n) Insurance. Schedule 5.1(n) sets forth a true and correct list of the insurance maintained by Seller with respect to the Property.

(o) Finders and Investment Brokers. Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transaction contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction contemplated in this Agreement. Seller shall indemnify Purchaser Indemnitees from and against any Losses incurred by Purchaser Indemnitees as a result of any inaccuracy of the representation contained in this Section 5.1(o). The indemnity in this Section 5.1(o) shall survive Closing or termination of this Agreement and shall not be subject to the limitation set forth in Section 14.3(b) of this Agreement.

(p) Foreign Person. Seller is not a “foreign person” for purposes of the withholding provisions of Section 1445 of the Code.

(q) Bankruptcy. Seller has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller or for the appointment of a receiver or trustee for all or any substantial part of the Property, nor has Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debt as they become due.

(r) Taxes. Except as disclosed in Schedule 5.1(r), (i) all Taxes which would be delinquent if unpaid will be paid in full or prorated at Closing as part of the Prorations pursuant to Section 10.1(a); provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing, (ii) Seller has not received any written notice for an audit of any Taxes which has not been resolved or completed, and (iii) Seller is not currently contesting any Taxes.

Section 5.2 LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DOCUMENT, (I) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS BASIS,” SUBJECT TO REASONABLE WEAR AND TEAR FROM THE DATE OF THIS AGREEMENT UNTIL CLOSING, AND (II) NONE OF SELLER, MANAGER, EMPLOYER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE HOTEL OR ANY ASPECT THEREOF OR THE PROPERTY OR ANY PORTION THEREOF, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY OR ANY PORTION THEREOF, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE HOTEL, (C) THE COMPLIANCE OF THE PROPERTY OR ANY PORTION THEREOF OR THE OPERATION OF THE HOTEL WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, OR (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER IS NOT RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLER, MANAGER, EMPLOYER OR ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT.

Section 5.3 Amendment to Representations, Warranties and Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement the representations and warranties contained in Section 5.1 of this Agreement and the schedules to this Agreement from time to time to the extent Seller did not have Knowledge as of the date of this Agreement of the matter being disclosed in such amendment or supplement or to the extent that facts regarding such matter changed subsequent to the making of the representation and warranty by providing a written copy of such amendment or supplement to Purchaser. No such amendment or supplement or the subject matter thereof shall be deemed a default by Seller under this Agreement. If such amendment or supplement is delivered after the expiration of the Due Diligence Period and such amendment or supplement contains a material modification to any representation or warranty contained in Section 5.1, Purchaser may elect, no later than five (5) Business Days after receipt of Seller’s notice, to proceed to Closing notwithstanding such amendment or supplement or terminate this Agreement. In the event Purchaser elects to terminate this Agreement pursuant to this Section 5.3, Escrow Agent shall refund the Earnest Money to Purchaser upon Purchaser’s satisfaction of its obligations under Sections 4.1(d), 4.1(e) and 7.1(b). If Purchaser does not make such election, within such five (5) Business Day period, Purchaser shall be deemed to have elected to proceed to Closing. Seller’s representations and warranties shall be deemed modified by any amendment or supplement delivered in accordance with this Section 5.3.

Section 5.4 Effect of Purchaser’s Knowledge.

If Purchaser has Knowledge prior to Closing of a breach of any representation or warranty made by Seller in this Agreement and Purchaser nevertheless elects to close this transaction, such representation or warranty by Seller with respect to such matter shall be deemed to be modified to reflect such Purchaser’s Knowledge.

ARTICLE VI.

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction contemplated hereby, Purchaser hereby makes the representations and warranties in this Section 6.1, subject to the limitation in Section 6.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely.

(a) Organization and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority and Binding Obligation. (i) Purchaser has full power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed and delivered by Purchaser under this Agreement, and to perform all obligations arising under this

Agreement and such other documents, (ii) the execution by the undersigned on behalf of Purchaser, and the delivery and performance of this Agreement by Purchaser has been duly and validly authorized by all necessary action on the part of Purchaser, and (iii) this Agreement and such other documents now or hereafter to be executed and delivered by Purchaser under this Agreement, when executed and delivered, will each constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default hereunder.

(c) Consents and Approvals; No Conflicts. Subject to the recordation of certain of the Closing Documents, as appropriate, and the approval of any appropriate Governmental Authority in connection with the transfer of the Licenses and Permits, (i) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the consummation by Purchaser of its obligations under this Agreement, and (ii) neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transaction contemplated under this Agreement, nor compliance by Purchaser with any of the terms of this Agreement will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any material contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.

(d) Finders and Investment Brokers. Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction contemplated by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction contemplated in this Agreement. Purchaser shall indemnify Seller Indemnitees from and against any Losses incurred by Seller Indemnitees as a result of any inaccuracy of the representation contained in this Section 6.1(d). The indemnity in this Section 6.1(d) shall survive Closing or termination of this Agreement.

Section 6.2 Effect of Seller’s Knowledge. If Seller has Knowledge prior to Closing of a breach of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to close this transaction described in this Agreement, such representation or warranty by Purchaser with respect to such matter shall be deemed to be qualified or modified to reflect such Seller’s Knowledge.

ARTICLE VII.

COVENANTS

Section 7.1 Confidentiality; Exclusivity.

(a) Disclosure of Confidential Information; Public Announcements. Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement, any information disclosed by the Inspections or in the Seller Due Diligence Materials or Purchaser Due Diligence Reports, and any other documents, materials, data or other information with respect to the Hotel which is not generally known to the public

(the “Confidential Information”); provided, however, that Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required by court order or under Applicable Law, (ii) make a public announcement regarding the transaction contemplated in this Agreement after the expiration of the Due Diligence Period (except to the extent that Purchaser is required to make a public announcement under Applicable Law), provided that Seller shall approve the form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, or (iii) disclose any Confidential Information to any Person on a “need-to-know” basis, such as their respective directors, officers, partners, members, employees, attorneys, accountants, engineers, surveyors, consultants, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions contemplated in this Agreement; provided, however, that Purchaser shall (a) advise such Person of the confidential nature of such Confidential Information, and (b) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such information. This Section 7.1(a) shall survive the termination of this Agreement, but not Closing.

(b) Return of Seller Due Diligence Materials. If this Agreement is terminated, (i) Purchaser promptly shall return all original Seller Due Diligence Materials provided by Seller to Purchaser or certify to Seller in writing that Purchaser has destroyed such materials, (ii) Purchaser shall destroy all copies and other reproductions made of any Seller Due Diligence Materials and certify to Seller in writing that Purchaser has completed such destruction, and (iii) upon Seller’s request, Purchaser shall promptly deliver to Seller copies of all final third-party reports prepared by or for Purchaser in connection with the Inspections (other than any internal studies, reports and assessments or other privileged information prepared by any of Purchaser’s employees, attorneys, investors, bankers or accountants). This Section 7.1(b) shall survive termination of this Agreement.

(c) Communication with Employees. Purchaser shall not, through its employees, agents, representatives or any other Person, directly or indirectly, initiate or pursue any communication with any Employees or any Person representing any Employees involving any matter with respect to the Hotel, the Employees or this Agreement, other than Philip Stamm, the Hotel’s general manager, without Seller’s prior written consent, which may be withheld, in Seller’s sole discretion, unless such communication is arranged by Seller. If Purchaser breaches its covenants in this Section 7.1(c), Seller shall have the right to terminate this Agreement, in which case Escrow Agent shall refund the Earnest Money to Purchaser upon Purchaser’s satisfaction of its obligations under Sections 4.1(d), 4.1(e) and 7.1(b), and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

Section 7.2 Operation of the Hotel Prior to Closing.

(a) Operation in Ordinary Course of Business. From the expiration of the Due Diligence Period until the Closing or earlier termination of this Agreement, Seller shall operate the Hotel in the Ordinary Course of Business, including, without limitation, (i) maintaining all existing insurance coverages as set forth in Schedule 5.1(n), (ii) maintaining the inventories of Supplies, F&B and Retail Merchandise in the Ordinary Course of Business, and (iii) performing maintenance and repairs for the Real Property and tangible Personal Property in the Ordinary Course of Business; provided, however, that Seller shall be permitted to inform vendors, guests or prospective guests of the Hotel of the impending sale of the Hotel.

(b) Contracts. From the expiration of the Due Diligence Period until the Closing or earlier termination of this Agreement, Seller shall not (i) amend, modify, extend, renew or terminate any existing Contracts unless in accordance with their existing terms (other than those identified as “Terminated Contracts” on Schedule 5.1(k)) Tenant Leases or Licenses and Permits, in each case without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, except in the Ordinary Course of Business, nor (ii) enter into any new Tenant Leases or Contracts, unless such new Tenant Leases or Contracts are terminable by Purchaser in accordance with their terms, without any termination fee, upon not more than thirty (30) days notice.

Section 7.3 Licenses and Permits. Purchaser shall be responsible for obtaining the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits, including, without limitation, the licenses and permits required for the sale and service of alcoholic beverages at the Hotel (the “Liquor License”). Purchaser, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, including, without limitation, the Liquor License, as of the Closing, and Seller shall use commercially reasonable efforts (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Purchaser agrees in writing to reimburse) to cooperate with Purchaser to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser. Notwithstanding anything to the contrary in this Section 7.3, Purchaser shall not post any notices at the Hotel or publish any notices required for the transfer of the Licenses and Permits or issuance of new licenses and permits, including, without limitation, the Liquor License, prior to the expiration of the Due Diligence Period.

Section 7.4 Employees. Subject to the terms of the Hotel Management Agreement governing the employment of Employees, a sufficient number of Employees shall continue to be employed by Manager or its Affiliate pursuant to the Hotel Management Agreement so that no notices are required, nor shall be given, under the Worker Adjustment and Retraining Act, 29 U.S.C. §2101 et seq., or similar state or local law.

Section 7.5 Bookings. Purchaser shall assume and honor all Bookings for any period on or after the Prorations Date, including, without limitation, any Bookings by any Person in redemption of any benefits accrued under the Gold Passport® Program, any Bookings under any special promotions, employee Bookings, pre-paid Bookings or Bookings for which a deposit was made and for which Purchaser received a credit on the Prorations Date. Purchaser shall be responsible for any and all refunds associated with any of the foregoing. Seller shall promptly reimburse Purchaser for any room nights redeemed by any Person pursuant to the Gold Passport® Program on or after the Prorations Date in accordance with the terms for such reimbursement as provided in the Gold Passport® Program and shall promptly reimburse Purchaser for any payments for any Bookings paid for with gift certificates of Seller or any of its Affiliates. This Section 7.5 shall survive the Closing.

Section 7.6 Tax Contests.

(a) Taxable Period Terminating Prior to Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.

(b) Taxable Period Including the Closing Date. Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller desires to contest such Taxes, Seller shall provide written notice to

Purchaser within twenty (20) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such twenty (20) day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party.

(c) Taxable Period Commencing On or After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences on or after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.

(d) Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes.

(e) Survival. The provisions of this Section 7.6 shall survive the Closing.

Section 7.7 Notices and Filings. Seller shall have the right, at its sole cost and expense, to send an announcement to all guests and customers at the Hotel as of the Closing and all Persons who have Bookings at the Hotel as of the Closing, in form and substance reasonably acceptable to Purchaser, informing such Persons of the change in ownership and operation of the Hotel to Purchaser. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Tenant Leases, Contracts, Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership or operation of the Hotel. This Section 7.7 shall survive the Closing.

Section 7.8 Access to Information. After the Closing, Purchaser shall provide reasonable access to the officers, employees, agents and representatives of any Seller Indemnitees to (i) Purchaser’s books and records for the Hotel for any purpose deemed necessary or advisable by Seller, including, without limitation, to facilitate the preparation of any documents required to be filed by Seller under Applicable Law or the resolution of any audit, litigation or other proceeding, claim or charge made by any Person or insurance claim involving Seller or any of its Affiliates, (ii) the Property to conduct any examinations, tests, investigations or studies of the Property (provided, however, that Seller shall not conduct any invasive examinations, tests, investigations or studies of the Property, without obtaining Purchaser’s prior written consent, which may be withheld in Purchaser’s sole discretion), and (iii) the employees of Purchaser (or Purchaser’s manager) whose assistance or testimony is deemed necessary or advisable by Seller to assist Seller in evaluating or defending any audit, litigation or other proceeding, claim or charge made by any Person or insurance claim involving any Seller Indemnitees; provided, however, that (A) such Seller Indemnitees shall provide reasonable prior notice to Purchaser; (B) Purchaser shall not be required to provide such access during non-business hours; (C) Purchaser shall have the right to accompany the officer, employees, agents or representatives of such Seller Indemnitees in providing access to its books and records, the Property or the employees of Purchaser (or Purchaser’s manager) as provided in this Section 7.8; Seller shall defend, indemnify and hold harmless the Purchaser Indemnitees in accordance with Article XIV from and against any Loss incurred by any Purchaser Indemnitees arising from any examinations, tests, investigations or studies of the Property conducted by Seller, its employees, agents or representatives pursuant to this Section 7.8 and such indemnity shall not be subject to the limitation set forth in Section 14.3(b) of this Agreement. Purchaser, at its cost and expense, shall retain all books and records with respect to the Hotel for a period of seven (7) years after the Closing. This Section 7.8 shall survive the Closing.

Section 7.9 Further Assurances. From the date of this Agreement until the Closing or termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable Law. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement. This Section 7.9 shall survive the Closing.

Section 7.10 Intentionally Deleted.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1 Conditions Precedent to the Obligations of Both Seller and Purchaser. The respective obligations of Seller and Purchaser to close the transaction contemplated under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions precedent (the “Mutual Closing Conditions”):

(a) No litigation or other court action shall be pending seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement (if any such litigation or action is pending, or any such injunction has been issued, the Closing Date shall be extended, for a period not to exceed thirty (30) days, while the Seller may, at its election, endeavor to get such litigation or action dismissed or such injunction lifted);

(b) No Applicable Law shall have been enacted (or passed which upon enactment), would make illegal or invalid or otherwise prevent the consummation of the transaction contemplated under this Agreement; and

(c) The parties shall have executed a hotel management agreement in the form attached hereto as Exhibit F (the “Hotel Management Agreement”) for the continued management of the Hotel by Manager subsequent to Closing.

Section 8.2 Additional Conditions to Purchaser’s Obligations. In addition to the Mutual Closing Conditions, Purchaser’s obligations to close the transactions contemplated under this Agreement also are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser Closing Conditions”):

(a) Seller’s Deliveries. Seller shall have delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow for the benefit of Purchaser, all of the Closing Documents and other items set forth in Section 9.3.

(b) Representations and Warranties. Each of Seller’s representations and warranties made in this Agreement (as the same may be updated pursuant to Section 5.3) shall be true and correct in all material respects as of the Closing (unless such representation or warranty is made expressly as of another date).

(c) Covenants and Obligations. Seller shall have performed in all material respects all of its covenants and obligations under this Agreement.

(d) Title Policy. The Title Company shall have committed to issue an owner’s title insurance policy to Purchaser (which may be in the form of a mark-up of the Title Commitment) in accordance with the Title Commitment, insuring Purchaser’s interest in the Real Property as of the Closing Date, with gap coverage from the Closing through the date of recording, with extended coverage (deleting the general or standard exceptions) in the Title Commitment, subject only to the Permitted Exceptions (the “Title Policy”).

(e) Management Agreement. Seller shall have terminated the Management Agreement with Manager as of the Closing at its sole cost and expense.

The Purchaser Closing Conditions are for the benefit of Purchaser, and Purchaser shall have the right to waive any of the Purchaser Closing Conditions at or prior to Closing.

Section 8.3 Additional Conditions to Seller’s Obligations. In addition to the Mutual Closing Conditions, Seller’s obligations to close the transactions contemplated under this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller Closing Conditions”):

(a) Receipt of the Purchase Price. Purchaser shall have (i) paid to Seller pursuant to Section 3.4 or deposited with Escrow Agent, with written direction to disburse the same to Seller, the Purchase Price (as adjusted pursuant to Section 3.1), and (ii) delivered written direction to Escrow Agent to disburse the Earnest Money to Seller.

(b) Purchaser’s Deliveries. Purchaser shall have delivered to Seller or deposited with Escrow Agent in the Closing Escrow for the benefit of Seller, all of the Closing Documents and other items set forth in Section 9.4.

(c) Representations and Warranties. Each of the representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the Closing (unless such representation or warranty is made expressly as of another date).

(d) Covenants and Obligations. Purchaser shall have performed in all material respects all of its covenants and obligations under this Agreement.

(e) Intentionally Deleted.

The Seller Closing Conditions are for the benefit of Seller, and Seller shall have the right to waive any of the Seller Closing Conditions at or prior to Closing.

Section 8.4 Frustration of Closing Conditions. Seller and Purchaser may not rely on the failure of the Seller Closing Conditions or Purchaser Closing Conditions, respectively, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE IX.

CLOSING

Section 9.1 Closing Date. The closing of the transaction contemplated under this Agreement (the “Closing”) shall occur on the date that is thirty (30) days after the expiration of the Due Diligence Period, or such other date as agreed to in writing between Seller and Purchaser (the date on which the Closing occurs is referred to herein as the “Closing Date”), and shall be effected through the Closing Escrow pursuant to the Closing Escrow Agreement as provided in Section 9.2 at the offices of Seller’s counsel or such other place as agreed to in writing between Seller and Purchaser.

Section 9.2 Closing Escrow. The Closing shall take place by means of a so-called “New York-style” escrow (the “Closing Escrow”). On or prior to the Closing Date, Seller and Purchaser shall provide a letter of joint closing instructions to the Escrow Agent with respect to the Closing in form and substance reasonably acceptable to Seller, Purchaser (the “Closing Escrow Agreement”) pursuant to which (i) all of the documents required to be delivered by Seller and Purchaser pursuant to this Agreement (the “Closing Documents”) shall be deposited with Escrow Agent; (ii) the Purchase Price to be paid by Purchaser pursuant to Section 3.4 shall be deposited with Escrow Agent, and (iii) at Closing, the Closing Documents shall be delivered to Seller and Purchaser (as the case may be) and the Purchase Price (as adjusted by Section 3.1) shall be disbursed to Seller pursuant to the Closing Escrow Agreement.

Section 9.3 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow for the benefit of Purchaser all of the (i) documents, each of which shall have been duly executed by Seller and acknowledged (if required), and (ii) other items, set forth in this Section 9.3, as follows:

(a) A certificate re-making the representations and warranties set forth in Section 5.1 as of the Closing Date, subject to the limitations contained in Sections 5.2, 5.3 and 5.4.

(b) A quitclaim deed in the form of Exhibit B, conveying the Real Property to Purchaser or its designee, subject only to the Permitted Exceptions;

(c) A Bill of Sale in the form of Exhibit C, transferring the FF&E, Supplies, Attic Stock, F&B, Retail Merchandise, Plans and Specifications and those portions of the Accounts Receivable for which the Seller receives a credit pursuant to Sections 10.2(a) and 10.2(b) of this Agreement, to Purchaser or its designee, free and clear of all liens and encumbrances;

(d) An Assignment and Assumption of Tenant Leases and Contracts in the form of Exhibit D, assigning the Tenant Leases and Contracts to Purchaser, with the assumption by Purchaser or its designee of the liabilities and obligations thereunder from and after the Closing Date;

(e) A General Assignment and Assumption Agreement in the form of Exhibit E, assigning the Licenses and Permits, Intangible Property and Bookings, with the assumption by Purchaser or its designee of the liabilities and obligations thereunder from and after the Closing Date, as well as an assumption by Purchaser or its designee of any obligations with respect to which Purchaser received a credit at the Closing;

(f) A written agreement between Seller and Manager terminating the Management Agreement and all of Manager’s rights and obligations thereunder to manage or operate the Hotel from and after the Closing Date;

(g) A certificate or registration of title for any owned vehicle included in the Property, duly executed by Seller, conveying such vehicle to Purchaser or its designee;

(h) Such customary agreements, affidavits or other documents as may be reasonably required by the Title Company from the Seller to issue the Title Policy (provided that nothing herein obligates Seller to provide any indemnifications to the Title Company);

(i) Any required real estate transfer tax declaration or similar documents required in connection with any tax imposed by any Governmental Authority in connection with the transaction contemplated hereunder;

(j) A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code;

(k) To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Tenant Leases, Contracts, Licenses and Permits, Bookings, Plans and Specifications, keys and lock combinations in Seller’s Possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel;

(l) The Settlement Statement prepared pursuant to Section 11.1;

(m) Hotel Management Agreement executed by Manager; and

(n) Such other documents and instruments as may be reasonably requested by Purchaser in order to consummate or better effectuate the transaction contemplated in this Agreement.

Section 9.4 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Title Company in the Closing Escrow for the benefit of Seller all of the (i) documents, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items, set forth in this Section 9.4, as follows:

(a) A certificate re-making the representations and warranties set forth in Section 6.1 as of the Closing Date, subject to the limitations contained in Section 6.2.

(b) The Purchase Price (as adjusted pursuant to Section 3.1) to be paid by Purchaser pursuant to Section 3.4.

(c) A letter of direction to Escrow Agent directing Escrow Agent to disburse the Earnest Money to Seller; and

(d) A counterpart of each of the documents and instruments to be delivered by Seller under Section 9.3 which require execution by Purchaser;

(e) Hotel Management Agreement executed by Purchaser; and

(f) Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate or better effectuate the transaction contemplated in this Agreement.

Section 9.5 Possession. Seller shall deliver the Property and possession of the Hotel to Purchaser upon the Closing, subject to the Permitted Exceptions.

ARTICLE X.

PRORATIONS; ACCOUNTS RECEIVABLE; TRANSACTION COSTS

Section 10.1 Prorations. Except as may otherwise be provided below, the items of revenue and expense with respect to the Hotel set forth in this Section 10.1 shall be prorated between Seller and Purchaser (the “Prorations”), using a 365 day year, as of 11:59 p.m. (Eastern Time) on the day preceding the Prorations Date, or such other time expressly provided in this Section 10.1 (the “Cut-Off Time”), so that the Prorations Date is a day of income and expense for Purchaser. Seller shall separately reimburse Purchaser at Closing for any items of expense in this Section 10.1 to the extent the same are accrued or due and payable but unpaid as of the Cut-Off Time, and Purchaser shall separately reimburse Seller at Closing for any of the items of expense in this Section 10.1 which have been paid prior to or at the Closing or will be paid by Seller after the Closing to the extent such payment relates to any period of time after the Cut-Off Time.

(a) Taxes. All Taxes shall be prorated as of the Cut-Off Time between Purchaser and Seller. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period. The obligations under this Section 10.1(a) shall survive the Closing.

(b) Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Purchaser and Seller. Purchaser shall receive a credit for all security deposits held by Seller under the Tenant Leases which are transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases.

(c) Contracts. Any amounts prepaid, accrued or due and payable under the Contracts (other than for utilities which proration is addressed separately in this Section 10.1(e)) shall be prorated as of the Cut-Off Time between Seller and Purchaser with Seller being credited for amounts prepaid and Purchaser being credited for amounts accrued and unpaid. Purchaser shall receive a credit for all deposits held by Seller under the Contracts which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. Seller shall receive a credit for all deposits made by Seller under the Contracts which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.

(d) Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits (other than utilities which are separately prorated under Section 10.1(e)) transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Permits which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

(e) Utilities. All utility services shall be prorated as of the Cut-Off Time between Purchaser and Seller. To the extent possible, readings shall be obtained for all utilities as of the Cut-Off Time. If not possible, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Purchaser shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all fuel stored at the Hotel based on Seller’s cost for such fuel. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts, otherwise such deposits shall be refunded to Seller. The reproration obligation in this Section 10.1(e) shall survive the Closing.

(f) Compensation. All Compensation due to Employees shall be prorated as of the Cut-Off Time, other than Accrued and Earned Vacation Pay, which shall be addressed in accordance with Section 10.1(g) below.

(g) Accrued and Earned Vacation. Purchaser shall receive a credit in an amount equal to one hundred percent (100%) of the Accrued and Earned Vacation Pay for any Employees that are to be employed by the Hotel Manager or its Affiliate pursuant to the Hotel Management Agreement.

(h) Deposits for Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events on or after the Prorations Date which Purchaser is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred to Purchaser.

(i) Property Held for Sale at the Hotel. Seller shall receive a credit for all Retail Merchandise and unopened items of F&B based on Seller’s cost for such items. To the extent Seller is not permitted by Applicable Law to sell any alcoholic beverage inventories, Seller shall be permitted to remove such items from the Property prior to the Closing without a reduction in the Purchase Price.

(j) Restaurants, Bars and Banquets. Seller shall close out the transactions in the restaurants and bars and any banquets in the Hotels that remain open after Cut-Off Time as of such time as such facilities are closed on the Prorations Date and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars and any banquets thereafter.

(k) Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.

(l) Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 10.1, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services to the Hotel (the “Trade Payables”) which are due and payable as of the Prorations Date for which goods or services have been delivered to the Hotel prior to Prorations Date, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Prorations Date, and Purchaser shall pay all such Trade Payables accrued as of the Prorations Date when such Trade Payables become due and payable up to the amount of such credit; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Supplies, Attic Stock, F&B and Retail Merchandise, which has been ordered, but not delivered to the Hotel prior to the Prorations Date and Purchaser shall pay the amounts which become due and payable for such FF&E, Supplies, Attic Stock, F&B and Retail Merchandise which were ordered prior to Closing. The reproration obligation in this Section 10.1(l) shall survive the Closing.

(m) Cash. Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Hotel at the Prorations Date, which shall be transferred to Purchaser.

(n) Attic Stock and Supplies. Subject to Section 11.1 of this Agreement, Seller shall receive a credit for all Attic Stock and all unopened Supplies at the Hotel at the Prorations Date, based on Seller’s cost for such items.

(o) 2010 Capital Expenditures. Seller shall receive a credit for all 2010 Capital Expenditures paid by Seller pursuant to the Property Improvement Plan set forth on Schedule 10.1(o).

(p) Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Hotel shall be adjusted and prorated between Seller and Purchaser accordingly as of the Prorations Date.

No post-Closing reprorations or adjustments as between Seller and Purchaser in accordance with this Section 10.1 shall be subject to the limitation of Section 14.3(b) of this Agreement.

Section 10.2 Accounts Receivable.

(a) Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half (1/2) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time net of any fees and commissions retained by credit card companies and occupancy or sales tax due with respect thereto (other than any restaurant or bar charges for such room night, which are otherwise prorated under Section 10.1(j)), and Purchaser shall be entitled to retain all deposits made and amounts collected for such Guest Ledger.

(b) Accounts Receivable (Other than Guest Ledger). Seller shall receive a credit as of the Prorations Date for, and Purchaser shall purchase from Seller, all Accounts Receivable (other than the Guest Ledger) that are less than one hundred twenty (120) days past due. Such credit shall equal the amount of the Accounts Receivable, less (i) credit card charges, travel company charges and similar commissions and (ii) on all accounts receivable other than credit card receivables, a discount for uncollectible amounts based on the Hotel’s historic reserve for uncollectible amounts for receivables that are less than one hundred twenty (120) days past due. Accounts Receivable that are past due for one hundred twenty (120) days or more are referred to as “Older Accounts Receivable”. Purchaser shall not be entitled to any amounts collected for Older Accounts Receivable. Purchaser shall cooperate with Seller in collecting the Older Accounts Receivable, at no cost or expense to Purchaser other than any de minimis cost and expense or any cost or expense which Seller agrees in writing to reimburse. If any Older Accounts Receivable are paid to Purchaser after the Closing, Purchaser shall pay to Seller the amounts received by Purchaser within ten (10) days after receipt of such amounts, without any commission or deduction for Purchaser

Section 10.3 Transaction Costs.

(a) Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own attorneys and accountants; (ii) the fees and expenses of removing any Unpermitted Exceptions which Seller elects to remove pursuant to Section 4.2(d); (iii) the commission due to Broker, if any; and (iv) one-half of the fees and expenses for the Escrow Agent.

(b) Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser set forth elsewhere in this Agreement, Purchaser shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own attorneys and accountants; (ii) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (iii) the cost and expense of the Title Commitment, the standard premium for the Title Policy (including extended coverage over the general exceptions) and the cost of any endorsements to the Title Policy (other than extended coverage over the general exceptions); (iv) the cost of the updated Survey; (v) all transfer taxes due and payable in connection with the conveyance of the Real Property from Seller to Purchaser; (vi)any recording charges payable in connection with the conveyance of the Real Property; (vii) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; and (viii) one-half of the fees and expenses for the Escrow Agent.

(c) Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 10.3 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

ARTICLE XI.

TRANSITION PROCEDURES

Section 11.1 Settlement Statement. On the day prior to Closing, Seller and Purchaser, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Hotel as may be necessary to make the adjustments and Prorations to the Purchase Price as set forth in Sections 10.1 and 10.2 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, Seller and Purchaser jointly shall prepare prior to Closing a settlement statement (the “Settlement Statement”), which shall set forth Seller’s and Purchaser’s best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Settlement Statement shall be approved and executed by Seller and Purchaser at Closing, and shall be binding and conclusive on Seller and Purchaser with respect to the items set forth in the Settlement Statement. If, at any time within ninety (90) days after the Closing Date, either Seller or Purchaser discovers any items which should have been included in the Settlement Statement but were omitted therefrom or items which were incorrectly adjusted or prorated therein, such items shall be adjusted and prorated in the same manner as if their existence or such error had been known at the time of the preparation of the Settlement Statement, and the Party in whose favor such original error or omission was made shall refund such difference to the other Party promptly after the original error or omission is discovered. Purchaser shall give Seller access to Purchaser’s books and records from and after the Closing Date for the purpose of making the adjustments contemplated by this Section 11.1. This Section 11.1 shall survive the Closing.

Section 11.2 Safe Deposit Boxes. Prior to the Closing, Seller shall notify all guests or customers who are then using a safe deposit box at the Hotel advising them of the pending change in ownership and operation of the Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests or customers shall be conducted under the joint supervision of representatives of Seller and Purchaser. Upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipts and agreements for such safe deposit box (and thereafter such safe deposit box shall deemed an “Inventoried Safe Deposit Box”). If the Closing does not occur on the Closing Date for any reason whatsoever, Purchaser immediately shall return all keys, receipts and agreements to Seller for such Inventoried Safe Deposit Boxes. Upon Closing, Seller shall deliver to Purchaser all keys in Seller’s Possession for all safe deposit boxes not then in use, and a list of all safe deposit boxes which are then in use, but not yet inventoried by the depositor (the “Non-Inventoried Safe Deposit Boxes”), with the name and room number of such depositor. After the Closing, Seller and Purchaser shall make appropriate arrangements for guests and customers at the Hotel to inventory and verify the contests of the Non-Inventoried Safe Deposit Boxes, and upon such inventory and verification, Seller shall deliver to Purchaser all keys, receipt and agreements for such safe deposit box (and such safe deposit box thereafter shall constitute an Inventoried Safe Deposit Box). Purchaser shall be responsible for, and shall indemnify the Seller Indemnitees from and against any Losses incurred with respect to, any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is deemed an Inventoried Safe Deposit Box pursuant to this Section 11.2. Seller shall be responsible for, and shall indemnify the Purchaser Indemnitees from and against any Losses incurred, with respect to, any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is deemed an Inventoried Safe Deposit Box and such indemnification shall not be subject to the limitation of Section 14.3(b) of this Agreement. This Section 11.2 shall survive the Closing.

Section 11.3 Baggage. On the Closing Date, representatives of Seller and Purchaser jointly shall make a written inventory of all baggage, boxes and similar items checked in or left in the care of Seller at the Hotel, and Seller shall deliver to Purchaser the keys to any secured area which such baggage and other items are stored (the “Inventoried Baggage”). Purchaser shall be responsible for, and shall indemnify the Seller Indemnitees from and against any Losses incurred, with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage, boxes or similar items left in the care of Purchaser. Seller shall be responsible for, and shall indemnify the Purchaser Indemnitees from and against any Losses incurred, with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage, boxes or similar items left in the care of Seller and such indemnification shall not be subject to the limitation of Section 14.3(b) of this Agreement. This Section 11.3 shall survive the Closing.

ARTICLE XII.

DEFAULT; FAILURE OF CLOSING CONDITIONS

Section 12.1 Seller’s Default. If (i) at any time prior to Closing, Seller fails to perform any of its covenants or obligations under this Agreement in any material respect, which default is not caused by a Purchaser Default, or (ii) at Closing, Seller has not satisfied one or more of the Purchaser Closing Conditions to be satisfied by Seller at or prior to Closing (each, a “Seller Default”), and Seller has not cured such Seller Default within three (3) Business Days after Seller’s receipt of written notice of such Seller Default from Purchaser, then Purchaser, as its sole and exclusive remedies for such Seller Default, may elect to (i) terminate this Agreement, in which case Escrow Agent shall refund the Earnest Money to Purchaser upon Purchaser’s satisfaction of its obligations under Sections 4.1(d), 4.1(e) and 7.1(b) and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination; (ii) proceed to Closing without any reduction in or setoff against the Purchase Price; or (iii) bring an action for specific performance.

Section 12.2 Purchaser’s Default. If (i) Purchaser has not deposited the Earnest Money within the time period provided in Section 3.3(a), (ii) at any time prior to Closing, Purchaser is in fails to perform any of its covenants or obligations under this Agreement in any material respect, which breach or default is not caused by a Seller Default, or (iii) at Closing, Purchaser has not satisfied any one or more Seller Closing Conditions to be satisfied by Purchaser at or prior to Closing (each, a “Purchaser Default”), and Purchaser has not cured such Purchaser Default within three (3) Business Days after Purchaser’s receipt of written notice of such Purchaser Default from Seller, then Seller, as its sole and exclusive remedy, may elect (i) to terminate this Agreement by providing written notice to Purchaser, in which case Purchaser shall cause Escrow Agent to disburse the Earnest Money to Seller within two (2) Business Days after such termination, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination or (ii) proceed to Closing pursuant to this Agreement, in which case Seller shall be deemed to have waived such Purchaser Default. Purchaser’s obligation to cause Escrow Agent to disburse the Earnest Money to Seller shall survive such termination.

SELLER AND PURCHASER AGREE THAT IF THIS AGREEMENT IS TERMINATED PURSUANT TO THIS SECTION 12.2, THE DAMAGES THAT SELLER WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN. ACCORDINGLY, SELLER AND PURCHASER AGREE THAT SELLER SHALL RETAIN THE EARNEST MONEY AS FULL AND COMPLETE LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION; PROVIDED, HOWEVER, THAT SELLER SHALL RETAIN ALL RIGHTS AND REMEDIES UNDER THIS AGREEMENT WITH RESPECT TO THOSE OBLIGATIONS OF PURCHASER WHICH EXPRESSLY SURVIVE SUCH TERMINATION.

Section 12.3 Failure to Satisfy Mutual Closing Conditions. Notwithstanding the foregoing, but subject to the provision of Section 8.4, if any of the Mutual Closing Conditions in Section 8.1 have not been satisfied or waived by both parties prior to Closing, then this Agreement shall be deemed to have been terminated automatically, without further action by the Parties, in which case Escrow Agent promptly shall refund the Earnest Money to Purchaser, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

ARTICLE XIII.

CASUALTY; CONDEMNATION

Section 13.1 Casualty.

(a) Material Casualty. If the Property or any portion thereof is damaged or destroyed by fire or any other casualty prior to Closing (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty. If the amount of the repair, restoration or replacement required by a Casualty equals or exceeds five percent (5%) of the Purchase Price (a “Material Casualty”) and the Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right, in its sole discretion, to (i) terminate this Agreement, in which case Escrow Agent shall refund the Earnest Money to Purchaser upon Purchaser’s satisfaction of its obligations under Sections 4.1(d), 4.1(e) and 7.1(b) and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to Closing, without terminating this Agreement, in which case Seller shall (A) credit the amount of the applicable insurance deductible against the Purchase Price, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to lost profits for the period prior to the Closing. Purchaser shall make an election under this Section 13.1(a) by giving written notice to Seller on or before ten (10)

Business Days after Seller’s delivery to Purchaser of written notice of such Casualty. If Purchaser fails to make an election under Section 13.1(a) within such time period, Purchaser shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (ii) of this Section 13.1(a). If the Closing Date is scheduled to occur within Purchaser’s ten (10) day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such ten (10) Business Day election period.

(b) Non-Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) credit the amount of the applicable insurance deductible against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors), and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to lost profits for the period prior to the Closing.

Section 13.2 Condemnation.

(a) Material Condemnation. If the event of any actual or threatened condemnation or taking pursuant to the power of eminent domain of all or any portion of the Real Property, or any proposed sale in lieu thereof (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser as soon as possible after Seller receives notice of such Condemnation. If the Condemnation would (i) result in the loss of more than five percent (5%) of the Land or Improvements (computed on a square foot basis), (ii) result in any material reduction or restriction in access to the Land or Improvements or (iii) or have a permanent material adverse effect on the operation of the Hotel as conducted prior to such Condemnation (a “Material Condemnation”), then Purchaser shall have the right, in its sole discretion, to (A) terminate this Agreement, in which case Escrow Agent shall refund the Earnest Money to Purchaser upon Purchaser’s satisfaction of its obligations under Sections 4.1(d), 4.1(e) and 7.1(b) and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation. Purchaser shall make an election under this Section 13.2(a) by giving written notice to Seller within ten (10) Business Days after Seller’s delivery to Purchaser of written notice of such Condemnation. If Purchaser fails to make an election under Section 13.2(a) within such time period, Purchaser shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (B) of Section 13.2(a). If the Closing Date is scheduled to occur within Purchaser’s ten (10) Business Day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such ten (10) day election period.

(b) Non-Material Condemnation. In the event of any Condemnation of any Real Property other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.

ARTICLE XIV.

INDEMNIFICATION

Section 14.1 Indemnification by Seller. Subject to the limitations, procedures or provisions set forth in Sections 5.2, 5.3, 5.4, 14.3, 14.4, 14.5 and 14.6, Seller shall indemnify the Purchaser Indemnitees from and against any Losses incurred (i) after the Closing to the extent resulting from (a) any inaccuracy or untruth of any representations or warranties made by Seller in this Agreement, and (b) the breach by Seller of any of its covenants or obligations under this Agreement which expressly survive the Closing, (ii) after the termination of this Agreement to the extent resulting from the breach by Seller of any of its covenants or obligations under this Agreement which expressly survive such termination, (iii) to the extent due to events, contractual obligations, acts or omissions of Seller that occurred in connection with the ownership of the Property prior to Closing, (iv) to the extent due to damage to property or injury to or death of any person or any claims for any debt or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times prior to Closing , or (v) to the extent due to any liability or obligations related to the Excluded Property (collectively, the “Seller Retained Liabilities”), but specifically excluding (w) any Losses to the extent related to covenants of Purchaser which, by the terms of this Agreement, survive Closing, (x) any Losses related to liabilities or obligations for which Purchaser received a credit at Closing pursuant to Section 10.1, (y) any Losses related to liabilities or obligations arising or accruing as of and after the Closing Date which Purchaser expressly assumed at Closing pursuant to this Agreement and (z) subject to Seller’s express representations and warranties in Section 5.1, any Losses incurred with respect to the physical condition of the Property (including without limitation, the environmental condition of the Real Property), but in each case expressly excluding the Seller Retained Liabilities.

Section 14.2 Indemnification by Purchaser. In addition to the Purchaser indemnities set forth elsewhere in this Agreement and subject to the limitations set forth in Sections 6.2 and 14.3, 14.4 and 14.5, Purchaser shall indemnify the Seller Indemnitees from and against any Losses incurred (i) after the Closing to the extent resulting from (a) any inaccuracy or breach of any representations or warranties made by Purchaser in this Agreement, or (b) the breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive the Closing, (ii) after the termination of this Agreement to the extent resulting from the breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive such termination, (iii) events, contractual obligations, acts or omissions of Purchaser that occur in connection with the ownership of the Property after Closing, or (iv) damage to property or injury to or death of any person or any claims for any debt or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times after Closing.

Section 14.3 Limitations on Indemnification Obligations.

(a) Survival of Representations and Warranties. All representations and warranties of Seller and Purchaser under this Agreement shall survive the Closing for a period commencing on the Closing Date and expiring at 5:00 p.m. (Eastern time) on the date which is one hundred eighty (180) days after the Closing Date (the “Survival Period”).

(b) Indemnification Deductible and Cap. Except as otherwise expressly provided in this Agreement, Seller shall not be required to provide indemnification to the Purchaser Indemnitees pursuant to Section 14.1(i)(a) to the extent that the aggregate amount of all Losses incurred by the Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification (i) does not exceed an amount equal to $1,000,000 (the “Indemnification Deductible”), or if such Losses exceed the Indemnification Deductible, Purchaser shall not be entitled to defense or indemnification for any amount up to the Indemnification Deductible, or (ii) exceeds $3,000,000 (the “Indemnification Cap”).

(c) Effect of Taxes and Insurance. The amount of any Losses for which indemnification is provided to any Indemnitee under this Article XIV shall be net of any tax benefits realized or insurance proceeds received by such Indemnitee in connection with the Indemnification Claim.

Section 14.4 Indemnification Procedure.

(a) Notice of Indemnification Claim. If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to indemnification under any provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to indemnify Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim. Notwithstanding the foregoing, (i) to the extent any Indemnitee is seeking indemnification for a breach of any representations or warranties, the Indemnitee shall be entitled to indemnification only for those matters as to which the Indemnitee has given written notice to the Indemnitor prior to the expiration of the applicable Survival Period, and (ii) an Indemnitee shall not be entitled to indemnification to the extent such Indemnitee’s failure to promptly notify the Indemnitor in accordance with this Section 14.4(a) increases the amount of the indemnification obligation of the Indemnitor or prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based.

(b) Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties otherwise may agree in writing.

(c) Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

(d) Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim, but is disputed by Indemnitor until such time as such dispute is resolved by written agreement or other means as the Parties otherwise may agree in writing, or (ii) which involves a Third-Party Claim, until such time as such dispute or Third-Party Claim is concluded, including any appeals with respect thereto; provided, however, that nothing in this Section 14.4(d) shall limit the Indemnitee’s rights to defense with respect to such Indemnification Claim as otherwise set forth in this Article XIV.

Section 14.5 Exclusive Remedy. Except for claims based on fraud the indemnification provisions in this Agreement shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Losses arising from or in connection with this Agreement.

Section 14.6 Release of Seller for Environmental Liabilities. Purchaser acknowledges that it has had or will have an opportunity to become familiar with the Environmental Report, all matters set forth therein and the environmental status of the Real Property and that Purchaser shall make its own evaluation of and business decision regarding the foregoing, without any representation or warranty by Seller or any of its Affiliates. Notwithstanding any indemnification obligation of Seller under this Agreement, Purchaser does hereby forever release and discharge the Seller Indemnitees from any and all Environmental Claims and Environmental Liabilities, whether now known or unknown to Purchaser; provided, however, that such release and discharge shall not apply to any indemnification obligation of Seller under this Agreement, to the extent resulting from a breach of Seller’s representation or warranty set forth in Section 5.1(h).

ARTICLE XV.

MISCELLANEOUS PROVISIONS

Section 15.1 Notices.

(a) Method of Delivery. All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified U.S. mail, with postage prepaid and return receipt requested, (iii) by overnight courier service, or (iv) by facsimile transmittal, with a verification copy sent on the same day by any of the methods set forth in clauses (i), (ii)

and (iii), to the other Party to this Agreement at the following address or facsimile number (or to such other address or facsimile number as Seller or Purchaser may designate from time to time pursuant to Section 15.1(c)):

If to Seller:

c/o Hyatt Corporation

Hyatt Center

71 South Wacker Drive

12th Floor

Chicago, Illinois 60606

Attn: Tiffany A. Leadbetter, Vice President – Corporate Transactions Group

Facsimile No.: (312) 780-5281

c/o Hyatt Corporation

Hyatt Center

71 South Wacker Drive

12th Floor

Chicago, Illinois 60606

Attn: General Counsel

Facsimile No.: (312) 780-5284

With a further copy to:

Goulston & Storrs

400 Atlantic Avenue

Boston, MA

Attn: Peter D. Corbett

Facsimile No.: 617-574-7504

If to Purchaser:

c/o Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, Maryland 21401

Attn: Chief Accounting Officer

Facsimile: (410) 972-4180

With a copy to:

c/o Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, Maryland 21401

Attn: Chief Investment Officer

Facsimile: (410) 972-4180

(b) Receipt of Notices. All Notices sent by Seller or Purchaser (or their respective counsel pursuant to Section 15.1(d)) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to this Section 15.1(c).

(c) Change of Address. Seller and Purchaser and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 15.1 by providing a Notice of such change in address and/or facsimile as required under this Section 15.1(c).

(d) Delivery by Party’s Counsel. Seller and Purchaser agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

Section 15.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

Section 15.3 Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser may assign this agreement to any Affiliate without Seller’s consent, provided that none of the other constituent members, partners, shareholders of such entity is [(i) engaged, directly or indirectly, as a substantial part of its business, in the management, licensing or operation (as opposed to the mere ownership) of hotels]; (ii) would in any way jeopardize the Hotel’s Liquor License; or (iii) who fails or refuses to execute the assumption document referred to in the next succeeding sentence. In the event of any assignment of this Agreement, the assignee thereof shall assume in writing all of the obligations of Purchaser hereunder and such assignment and assumption shall not relieve Purchaser of its obligations hereunder.

Section 15.4 Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns pursuant to Sections 3.5 and 15.3. Except for any Indemnitee to the extent such Indemnitee is expressly granted certain rights of defense and indemnification in this Agreement and for any successors and permitted assignee pursuant to Sections 3.5 and 15.3, this Agreement shall not confer any rights or remedies upon any third party.

Section 15.5 Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by Seller or Purchaser to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, of the prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered; provided, that if a Party to such litigation, court action, arbitration or similar adjudicatory proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, court action, arbitration or similar adjudicatory proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis. This Section 15.5 shall survive the termination of this Agreement and the Closing.

Section 15.6 No Recordation. Neither this Agreement, nor any memorandum or other notice of this Agreement, shall be recorded without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.

Section 15.7 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a) Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.

(b) All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference

(c) The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d) Each Party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(e) The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

(f) The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

Section 15.8 Governing Law; Severability; Venue; Waiver Of Jury Trial. This Agreement shall be governed by the laws of the State of Massachusetts without regard to principles of choice of law or conflicts of law. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction. so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations of the parties or the practical realization of the benefits that would otherwise be enforced upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

For purposes of any suit, action or proceeding involving this Agreement, Purchaser and Seller hereby expressly submit to the jurisdiction of all federal and state courts sitting in the Commonwealth of Massachusetts and consent that any order, process, notice of motion or application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and the parties agree that such courts shall have exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties. In furtherance of such agreement, the parties agree upon the request of the other to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction. Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the Commonwealth of Massachusetts, and hereby further irrevocably waives any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient form.

In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Buyer and Seller hereby agree that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party hereto on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, EXPRESSLY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

Section 15.9 Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended and supplemented from time to time pursuant to Section 5.3) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

Section 15.10 Entire Agreement; Amendments to Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between Seller and Purchaser on or prior to the date of this Agreement with respect to the transaction contemplated in this Agreement. No amendment or modification to any terms of this Agreement (other than amendments and supplements to the schedules made by Seller pursuant to Section 5.3), or cancellation of this Agreement, shall be valid unless in writing and executed and delivered by Seller and Purchaser.

Section 15.11 Facsimile or Email; Counterparts. Seller and Purchaser may deliver executed signature pages to this Agreement by facsimile transmission or by emailed “pdf” document to the other Party, which facsimile copy shall be deemed to be an original executed signature page; provided, however, that such Party shall deliver an original signature page to the other Party promptly thereafter. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

Section 15.12 Right to Audit. Subject to the confidentiality provisions of Section 7.1, Purchaser may, at its sole cost and expense, engage a third-party certified public accountant to perform audits of Seller’s books and records which relate exclusively to the Property, including the historical financial statements of the Property, which audits shall include all disclosures required by generally accepted accounting principles and the Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof; provided, however, that (i) the completion of such audit shall not be a condition precedent to Purchaser’s obligation to close the transactions described in this Agreement, and (ii) Purchaser shall promptly reimburse Seller for any reasonable out-of-pocket expenses incurred by Seller or any of its Affiliates in connection with such audit. Seller shall cooperate in connection with the performance of such audits and shall provide all information reasonably requested by the accountants performing such audits with respect to the Property, at no cost or expense to Seller. In connection with such audits, Seller shall provide the accountants performing such audits with representation letters reasonably acceptable to Seller and such accountants, at no cost or expense to the Seller. The covenants of Seller set forth in this Section 15.12 with respect to such audits shall survive Closing for a period of one (1) year.

Section 15.13 Processing of Certain Future Payments. As disclosed to Purchaser prior to the execution hereof, with respect to certain former housekeeping employees (“Former Employees”), Seller and/or Manager have agreed to make certain payments as more particularly specified on Schedule 15.13. Purchaser agrees that the controller at the Hotel may continue to make and process such payments on behalf of Seller and/or Manager and invoice Manager for all such payments. Manager shall promptly reimburse the Hotel upon receipt of such invoices. Seller shall save, protect, defend, indemnify and hold the Purchaser Indemnitees harmless from any and all additional costs, liabilities or expenses (i) with respect to the payments to be made pursuant to Schedule 15.13 and (ii) with respect to the wages and hours inquiry initiated by the Massachusetts Attorney General’s Office by letter dated March 1, 2010, with respect to the period prior to March 18, 2010 and such indemnification shall not be subject to the limitation of Section 14.3(b) of this Agreement (any costs, liabilities or expenses that may arise on or after March 18, 2010, such as, without limitation, revisions as to how employees or contractors are classified, are the sole responsibility of the Purchaser and are not subject to this indemnification).

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Signatures on following pages]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized officers or representatives.

SELLER:

BOSTON HOTEL COMPANY, L.L.C., a Delaware limited liability company

By:	/s/ Steve Sokal
Name: Steve Sokal
Title: V.P.

PURCHASER:

CHESAPEAKE LODGING, L.P.

By: CHESAPEAKE LODGING TRUST, its General Partner

By:	/s/ D. Rick Adams

Name: D. Rick Adams

Its: SVP and Chief Investment Officer

Sch. 15.13